Exhibit 99.6

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

August 4, 2021

FS Development Corp. II

900 Larkspur Landing Circle, Suite 150

Larkspur, California 94939

FS Development Corp. II (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Michael D. Varney
Michael D. Varney, Ph.D.